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                                                                     Exhibit 5.2

(LATHAM & WATKINS LLP LETTER HEAD)




March 3, 2008


Canadian Solar Inc.
199 Lushan Road
Suzhou New District
Suzhou 215129
People's Republic of China




     Re: $75,000,000 Aggregate Principal Amount of 6.0% Convertible Senior Notes
         due 2017
         --------------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special United States counsel to Canadian Solar Inc., a Canadian corporation (the "Company"), in connection with the issuance of $75,000,000 aggregate principal amount of 6.0% Senior Convertible Notes due 2017 (the "Notes"), convertible into common shares, without par value, of the Company (the "Common Shares"), under an Indenture dated as of December 10, 2007, in the form most recently filed as an exhibit to the Registration Statement (as herein defined) and an officers' certificate dated December 10, 2007 setting forth the terms of the Notes (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), and pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on March 3, 2008 (the "Registration Statement"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.


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MARCH 3, 2008
PAGE 2


(LATHAM & WATKINS LLP LETTERHEAD)

     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors' rights; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and
(iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 3.09 of the Indenture; (d) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy; (e) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; and (f) the severability, if invalid, of provisions to the foregoing effect.

     With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the "Documents") have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                        Very truly yours,

                                                        /s/ Latham & Watkins LLP